Exhibit 10.6
AMENDED AND RESTATED
SUPPLEMENTAL PENSION PLAN
OF THE TIMKEN COMPANY
(Amended and Restated Effective as of January 1, 2009)
The Timken Company (“Timken”), 1835 Dueber Avenue, S. W., Canton, Ohio 44706, EIN 34-0577130, and its wholly-owned subsidiaries MPB Corporation, and The Timken Corporation (collectively the “Company”) hereby amend and restate the Supplemental Pension Plan of The Timken Company (the “Supplemental Plan”), originally effective May 14, 1979, for the following purpose and in accordance with the provisions as set forth below. The prior amendment and restatement of the Supplemental Plan was effective as of January 1, 2009. This amendment and restatement of the Supplemental Plan is also effective as of January 1, 2009.
Purpose
          The purpose of the Supplemental Plan is to provide for, on or after the effective date hereof, the payment of supplemental retirement benefits:
     to those participants of certain qualified defined benefit plans of the Company whose benefits payable under such qualified defined benefit plans of the Company are subject to certain benefit limitations imposed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 401 and Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”) (collectively referred to as “Code Limitations”); and
     to certain employees of the Company who have Employee Excess Benefits Agreements (“Excess Agreements”) in effect with the Company.
Eligibility
The following individuals shall be eligible for benefits under the Supplemental Plan and shall be known as “Participants”:
     Members of or participants in (i) The Timken Company Retirement Plan for Salaried Employees, (ii) the 1984 Retirement Plan for Salaried Employees of The Timken Company, and (iii) the Timken-Latrobe-MPB-Torrington Retirement Plan (the “TLMT Plan”) but only to the extent the members or participants are members or participants pursuant to Part Seven, Part Eight, and Part Ten (other than Kilian Participants, as defined in Part Ten) of the TLMT Plan (the plans, or portions of plans, identified in clauses (i), (ii) and (iii) being collectively the “Qualified Plan”), other than participants described in paragraph 2(c), who are eligible for a retirement benefit other than a deferred vested pension and whose retirement benefits under the Qualified Plan are limited pursuant to the Code Limitations;
     (i) Former employees of the Company who separated from the service of the Company, and (ii) current employees of the Company who separate from the service of the Company, in each case under circumstances which the Company, in its sole discretion, deems to be for mutually satisfactory reasons and in each case with eligibility for a deferred vested pension and whose retirement benefits under the Qualified Plan are limited by the Code Limitations; and
     Employees of the Company who have Excess Agreements currently in effect with the Company.
Incorporation of the Qualified Plan
The Qualified Plan, with any amendments thereto is hereby incorporated by reference into and shall be a part of the Supplemental Plan as fully as if set forth herein. Any future amendment made to the Qualified Plan shall be also incorporated by reference into and form a part of the Supplemental Plan, effective as of the effective date of such amendment. The Qualified Plan, whenever referred to in the Supplemental Plan, shall mean such Qualified Plan as it exists as of the date any determination is made of benefits payable under the Supplemental Plan. All terms used herein shall have the meanings assigned to them under the provisions of the Qualified Plan unless otherwise qualified by the context of the Supplemental Plan. If there is any conflict between the provisions of the Qualified Plan and the provisions of the Supplemental Plan, the provisions of the Supplemental Plan will govern.
Amount of Benefit
     The benefit payable to a Participant described in paragraphs 2(a) or (b) under the Supplemental Plan shall be equal to the excess, if any, of:
The benefit which would have been payable to such Participant under the Qualified Plan, if the provisions of the Qualified Plan were administered without regard to the Code Limitations, over
The benefit which is in fact payable to such Participant under the Qualified Plan. Such benefits payable under the Supplemental Plan to any Participant shall be computed in accordance with the foregoing using the normal form of payment under the Qualified Plan and with the objective that such Participant should receive under the Supplemental Plan and the Qualified

Plan the total amount which would otherwise have been payable to that Participant solely under the Qualified Plan had not the Code Limitations been applicable thereto. The Participant’s benefit under the Supplemental Plan will be paid in the form provided under paragraph 5(a). If any portion of a Participant’s benefit under the Qualified Plan is not payable at the same time the Participant’s benefit under the Supplemental Plan is payable, for purposes of this paragraph 4, the corresponding portion of the benefit under the Supplemental Plan shall be determined by calculating that portion of the benefit that would be payable under the Supplemental Plan and Qualified Plan at age 65 and then actuarially reducing such benefit from age 65 to the commencement date provided under the Supplemental Plan in accordance with paragraph 5(b).
Any actuarial adjustments under this paragraph 4 shall be based on the “applicable mortality table, “ as defined in Code Section 417(e)(3) and the “applicable interest rate” as defined in Code Section 417(e)(3), during the third calendar month (October) immediately preceding the first day of the calendar year in which the determination is made.
     The benefit payable to a Participant described in paragraph 2(c) under the Supplemental Plan shall be the benefit described in such Participant’s Excess Agreement.
     If a married Participant dies prior to commencement of the Participant’s benefit payments pursuant to paragraph 5(b), the Supplemental Plan shall pay to the Participant’s spouse an amount equal to the difference between the monthly pension said spouse would be entitled to receive under the Qualified Plan, were it not for the Code Limitations, and the monthly pension said spouse will actually receive under the Qualified Plan.
Payment of Benefits
     Form of Payment.
Participants. Subject to the provisions of any domestic relations order described in paragraph 6(b), the benefits payable to Participants described in paragraphs 2(a), (b) or (c) (unless otherwise provided in an Excess Agreement with a Participant) under the Supplemental Plan shall be paid in the form of a monthly annuity for the life of the Participant (a “Life

Annuity”). In lieu of receiving his or her benefit in the form of a Life Annuity, at any time prior to the date benefit payments commence in accordance with paragraph 5(b) or the Excess Agreement, if applicable, a Participant described in paragraphs 2(a), (b) or (c) (if provided for in the Excess Agreement with Participant) may elect, on a written form acceptable to the Company, to receive his or her benefit in one of the following forms (the “Optional Forms”), each of which are actuarially equivalent to the Life Annuity:
Joint Pension Option. The Joint Pension Option provides for monthly benefit payments to the Participant during his or her lifetime and thereafter to the Participant’s duly named joint pensioner, who shall be a natural person. The amount of each benefit payment to the Participant will be reduced so that the joint pensioner after the Participant’s death will receive a monthly benefit equivalent to 25%, 50%, 75% or 100%, as elected by the Participant at the time the Joint Pension Option is elected, of the monthly benefit paid to the Participant during his or her lifetime. If the joint pensioner dies after benefit payments to the Participant have started, the benefits will only be payable for the Participant’s lifetime.
Ten Year Certain and Continuous Pension Option. The Ten Year Certain and Continuous Pension Option provides monthly pension payments to the Participant during his lifetime and if he dies after benefit payments have started but before receiving 120 benefit payments, the remainder of the 120 monthly benefit payments will be paid to the Participant’s beneficiary monthly.
If a Participant elects an Optional Form that provides for a benefit to a joint pensioner or beneficiary, such joint pensioner or beneficiary shall be designated at the time the Participant elects such Optional Form. If a Participant is married to a spouse (as defined in the Qualified Plan) and wants to designate a joint pensioner or beneficiary other than his or her spouse, such designation will not take effect unless (i) the Participant’s spouse consents in writing to such election, the election designates a beneficiary or a form of benefits which may not be changed without spousal consent (or the consent of the spouse expressly permits designations by the Participant without any requirement of further consent by the spouse), and the spouse’s consent acknowledges the effect of such election and is witnessed by a Plan representative or a notary public, or (ii) it is established to the satisfaction of a Plan representative that the consent required under (i) cannot be obtained because there is no spouse, because the spouse cannot be located, or because of such other circumstances as the Secretary of the Treasury may prescribe by regulations. Any consent by a spouse or establishment that the consent of a spouse may not be obtained shall be effective only with respect to such spouse.
Surviving Spouse. Any benefit payable to a surviving spouse pursuant to paragraph 4(c), shall be paid in the form of a monthly annuity for the life of the surviving spouse.
Time of Payment.
Participants. With respect to a Participant who is described in paragraphs 2(a), (b) or (c) (unless otherwise provided in an Excess Agreement with the Participant or in a Transition Election), the benefits payable to such Participant under this Supplemental Plan or the Excess Agreement, as applicable, shall commence within 30 days of the later of (A) the Participant’s separation from service, or (B) the Participant’s 55th birthday. The term “Transition Election” means a Participant’s election made on or before December 31, 2008 in accordance with IRS Notice 2007-86 and other applicable guidance under Code Section 409A to designate the time at which the Participant’s benefits will commence.
Surviving Spouses. Any benefit payable to a surviving spouse pursuant to paragraph 4(c) shall commence within 30 days of the later of (A) the Participant’s death, or (B) the date on which the Participant would have reached age 55.
     Delayed Benefits for Specified Employees. Notwithstanding any provision of this Supplemental Plan to the contrary, if a Participant is a “specified employee,” determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code, on the date the Participant separates from service, then to the extent necessary to comply with Section 409A, amounts that would otherwise be payable pursuant to this Supplemental Plan during the six-month period immediately following the Participant’s separation from service will instead be paid or made available on the earlier of (i) the first business day of the seventh month after the date of the Participant’s separation from service, or (ii) the Participant’s death. Any benefit payments that are scheduled to be paid more than six months after such Participant’s separation from service shall not be delayed and shall be paid in accordance with the schedule prescribed by paragraphs 5(a) and 5(b).
     Small Benefit Cash-Out. Notwithstanding any provision to the contrary but subject to paragraph 5(c), if, upon a Participant’s separation from service, the actuarial present value of the benefit the Participant is entitled to receive under this Supplemental Plan and any other plans with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan with the Supplemental Plan under Treasury Regulation Section 1.409A-1(c)(2) (the “Aggregate Benefit”) is less than $15,000, the Company may in its discretion pay the Participant’s entire Aggregate Benefit in a single lump sum payment on the 30th day following the Participant’s separation from service. To determine the Aggregate Benefit under this paragraph 5(d), the “applicable mortality table, “ as defined in Code Section 417(e)(3) and the “applicable interest rate” as defined in Code Section 417(e)(3), during the third calendar month (October) immediately preceding the first day of the calendar year in which the determination is made will be used.
     Separation from Service. For purposes of this paragraph 5, “separation from service” or “separates from service” shall mean termination of employment (within the meaning of Treasury Regulation Section 1.409A-1(h)(1)(ii)) with the Company and any member of its controlled group (as such term is used for purposes of ERISA and the Code, except that a 50% ownership or common control threshold shall be used to determine controlled group status instead of an 80% ownership or common control threshold). For purposes of the preceding sentence a termination of employment shall also include a permanent decrease in the level of bona fide services performed by the Participant after a certain date to a level that is 20% or less of the average level of bona fide services performed by the Participant over the immediately preceding 36-month period.

General
     The entire cost of the Supplemental Plan shall be paid from the general assets of the Company. It is the intent of the Company to so pay benefits under the Supplemental Plan as they become due; provided, however, that the Company may, in its sole discretion, establish or cause to be established a trust account for any or each Participant pursuant to an agreement, or agreements, with a bank and direct that some or all of a Participant’s benefits under the Supplemental Plan be paid from the general assets of the Company which are transferred to the custody of such bank to be held by it in such trust account as property of the Company subject to the claims of its creditors until such time as benefit payments pursuant to the Supplemental Plan are made from such assets in accordance with such agreement; and until any such payment is made, neither the Plan nor any Participant or beneficiary shall have any preferred claim on, or any beneficial ownership interest in, such assets. Notwithstanding any provision of the Supplemental Plan to the contrary, no amounts shall be so transferred to a trust pursuant to the preceding sentence if, pursuant to Section 409A(b)(3)(A) of the Code, such amount would, for purposes of Section 83 of the Code, be treated as property transferred in connection with the performance of services. No liability for the payment of benefits under the Supplemental Plan shall (i) be imposed upon any officer, director, employee, or stockholder of the Company, (ii) be imposed upon the trust fund under the Qualified Plan, (iii) be paid from the trust fund under the Qualified Plan, or (iv) have any effect whatsoever upon the Qualified Plan or the payment of benefits from the trust fund under the Qualified Plan.
     No right or interest of a Participant or beneficiary under the Supplemental Plan shall be anticipated, assigned (either at law or in equity), or alienated by the Participant or beneficiary, nor shall any such right or interest be subject to attachment, garnishment, levy, execution, or other legal or equitable process or in any manner be liable for or subject to the debts of any Participant or beneficiary. The Company shall not recognize any attempt by any Participant or beneficiary to alienate, sell, transfer, assign, pledge, or otherwise encumber his or her benefits under the Supplemental Plan or any part thereof. To the extent permitted by Section 409A of the Code, this Paragraph 6(b) shall not apply, however, in the case of a domestic relations order that would be a “qualified domestic relations order” within the meaning of Section 206(d)(3) of ERISA if the Supplemental Plan was subject to

Section 206(d)(3) of ERISA. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Supplemental Plan may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.
     Employment rights shall not be enlarged or affected hereby. The Company shall continue to have the right to discharge or retire a Participant, with or without cause.
Miscellaneous
     Timken shall, in its discretion, interpret where necessary, in its reasonable and good faith judgment, the provisions of the Supplemental Plan and, except as otherwise provided in the Supplemental Plan, shall determine the rights and status of Participants and beneficiaries hereunder (including, without limitation, the amount of any benefit to which a Participant or beneficiary may be entitled under the Supplemental Plan). Except to the extent federal law controls, all questions pertaining to the construction, validity, and effect of the provisions hereof shall be determined in accordance with the laws of the State of Ohio.
     Timken may, from time to time, delegate all or part of the administrative powers, duties, and authorities delegated to it under the Supplemental Plan to such person or persons, office or committee as it shall select. For the purposes of ERISA, Timken shall be the plan sponsor and the plan administrator.
     Whenever there is denied, whether in whole or in part, a claim for benefits under the Supplemental Plan filed by any person (herein referred to as the “Claimant”), the plan administrator shall transmit a written notice of such decision to the Claimant within 90 days of receiving the claim from the Claimant, which notice shall be written in a manner calculated to be understood by the Claimant and shall contain a statement of the specific reasons for the denial of the claim, a reference to the relevant Supplemental Plan provisions, a description and explanation of additional information needed, and a statement advising the Claimant that, within 60 days of the date on which he or she receives such notice, he or she may obtain review of such decision in accordance with the procedures hereinafter set forth. Within such 60-day period, the Claimant or the Claimant’s authorized representative may request that the claim denial be reviewed by filing with the plan administrator a written request therefor, which request shall contain the following information:
the date on which the Claimant’s request was filed with the plan administrator; provided, however, that the date on which the Claimant’s request for review was in fact filed with the plan administrator shall control in the event that the date of the actual filing is later than the date stated by the Claimant pursuant to this paragraph;
the specific portions of the denial of the claim which the Claimant requests the plan administrator to review;
a statement by the Claimant setting forth the basis upon which the Claimant believes the plan administrator should reverse the previous denial of the Claimant’s claim for benefits and accept the claim as made; and
any written material (offered as exhibits) which the Claimant desires the plan administrator to examine in its consideration of the Claimant’s position as stated pursuant to clause (iii) above.
Within 60 days of the date determined pursuant to clause (i) above, the plan administrator shall conduct a full and fair review of the decision denying the Claimant’s claim for benefits. Within 60 days of the date of such hearing, the plan administrator shall render its written decision on review, written in a manner calculated to be understood by the Claimant and including the reasons and Plan provisions upon which its decision was based, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents and other information relevant to the claim, and a statement describing the Claimant’s right to bring an action under Section 502(a) of ERISA.
Amendment and Termination
     Timken has reserved and does hereby reserve the right to amend, restate or terminate, at any time, any or all of the provisions of the Supplemental Plan, without the consent of any Participant, beneficiary, or any other person. Without limiting the authority of the Board of Directors of Timken or a duly authorized committee thereof to amend, restate or terminate the Supplemental Plan, the Board of Directors of Timken has authorized and instructed its Senior Vice President — Human Resources and Organizational Advancement (or any other officer or delegate of an officer) to amend, restate or terminate the Plan. Any amendment, restatement or termination of the Plan shall be expressed in an instrument executed in the name of Timken. Any such amendment, restatement or termination shall become effective as of the date designated in such instrument or, if no such date is specified, on the date of its execution.
     Notwithstanding paragraph 8(a) hereof, no amendment, restatement or termination of the Supplemental Plan shall, without the consent of the Participant (or, in the case of his or her death, his or her beneficiary), adversely affect (i) the benefit under the Supplemental Plan of any Participant or beneficiary then entitled to receive a benefit under the Supplemental Plan or (ii) the right of any Participant to receive upon termination of employment with the Company (or the right of the Participant’s beneficiary to receive upon the Participant’s death) that benefit which would have been received under the Supplemental Plan if such employment of the Participant had terminated immediately prior to the amendment, restatement or termination of the Supplemental Plan; provided, however, that the consent requirement of Participants or beneficiaries to certain actions shall not apply to any amendment or termination made by the Company pursuant to paragraph 10(b). Notwithstanding any provision to the contrary, Timken, in its sole discretion, may terminate this Supplemental Plan in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix), or any successor provision.
Restriction on Competition
For a period of two years following a Participant’s separation from service, the Participant shall not (a) engage or participate, directly or indirectly, in any Competitive Activity (as defined below), or (b) solicit or cause to be solicited on behalf of a competitor any person or entity which was a customer of the Company during the three year period ending on the Participant’s retirement date, if the Employee had any direct responsibility for such customer while employed by the Company. The term “Competitive Activity” shall mean the Participant’s participation, without the written consent of an officer of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise’s sales of any product or service competitive with any product or service of the Company amounted to 25% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to 25% of the Company’s net sales for its most recently completed fiscal year. “Competitive Activity” shall not include (y) the mere ownership of securities in any enterprise and exercise of rights appurtenant thereto or (z) participation in management of any enterprise or business operation thereof other than in connection with the competitive operation of such enterprise. If a Participant engages in activity prohibited by this paragraph, then in addition to all other remedies available to the Company, the Company shall be released of any obligation under the Supplemental Plan to pay benefits to such Participant or to such Participant’s spouse or beneficiary under the Supplemental Plan.
Compliance with Section 409A of the Code.
     To the extent applicable, it is intended that this Supplemental Plan (including all amendments thereto) comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participant or a beneficiary. This Supplemental Plan shall be administered in a manner consistent with this intent.
     Notwithstanding any provision of this Supplemental Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, Timken reserves the right to make amendments to this Supplemental Plan as Timken deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Supplemental Plan (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
IN WITNESS WHEREOF, The Company has executed this amendment and restatement of this Plan at Canton, Ohio, this ___ day of                     , 2009.
THE TIMKEN COMPANY
Scott A. Scherff
Corporate Secretary and
Vice President, Ethics and Compliance